EXHIBIT 21
SUBSIDIARIES OF CVB FINANCIAL CORP.
Citizens Business Bank, a California corporation
Chino Valley Bancorp., a California corporation
CVB Ventures, Inc., a California corporation
Orange National Bancorp, formerly ONB Mortgage Corporation, a California corporation